EXHIBIT 10.4

Schedule of Additional Supplementary Retention Agreements

     In addition to the Supplementary Retention Agreement referenced in exhibit 10.3, GSB Financial Corporation has executed Supplementary Retention Agreements with two additional employees. With the exception of the name and address of each individual, all the Supplementary Retention Agreements are identical and there are no material details which differ from the agreement included as
Exhibit 10.1. In accordance with SEC Rule 12b-31 and Instruction 2 to Item 601 of Regulation S-K, the following schedule identifies the two other employees.

1.  Barbara Carr
2.  Jennifer Terpstra

     Note that the agreement with Richard Burch referenced in Exhibit 10.4 of the Registrant's report on Form 10-K for the year ended September 30, 1997 is no longer effective, as Mr. Burch has retired.